Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 24, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting of zulily, inc. appearing in the Annual Report on Form 10-K of zulily, inc. for the year ended December 28, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington

August 31, 2015